EXHIBIT 5.2

[ANDREWS & KURTH L.L.P. LETTERHEAD]

November 26, 2002

First Horizon Asset Securities Inc.
4000 Horizon Way
Irving, Texas 75063

Re:	First Horizon Asset Securities Inc.
Mortgage Pass-Through Certificates,
Series 2002-AR2

Ladies and Gentlemen:

We have acted as counsel to First Horizon Asset Securities Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) certain Classes of its Mortgage Pass-Through Certificates, Series 2002-AR2 (the “Publicly-Offered Certificates”), to First Tennessee Bank National Association (“FTBNA”) pursuant to an underwriting agreement dated September 24, 2002, as supplemented by a terms agreement thereto dated as of November 20, 2002 (the “FTBNA Underwriting Agreement”), each by and among First Horizon Home Loan Corporation, a Kansas corporation (“First Horizon”), the Company and FTBNA, (b) certain Classes of its Mortgage Pass-Through Certificates, Series 2002-AR2 (the “Publicly-Offered Certificates”), to UBS Warburg LLC (“UBS”) pursuant to an underwriting agreement dated July 24, 2002, as supplemented by a terms agreement thereto dated as of November 20, 2002 (the “UBS Underwriting Agreement”), each by and among First Horizon, the Company and UBS, and (c) certain Classes of its Mortgage Pass-Through Certificates, Series 2002-AR2 (the “Privately-Offered Certificates”), to UBS, pursuant to a purchase agreement dated July 24, 2002, as supplemented by a terms agreement thereto dated as of November 20, 2002 (the “Purchase Agreement”), each by and among First Horizon, the Company and UBS. The Publicly-Offered Certificates and the Privately-Offered Certificates are referred to herein collectively as the “Certificates.” The Certificates will be created pursuant to a pooling and servicing agreement dated as of November 1, 2002 (the “Pooling and Servicing Agreement”) by and among the Company, as Depositor, First Horizon, as Master Servicer, and The Bank of New York, as Trustee, and the Certificates will evidence the entire beneficial ownership interest in a trust fund (the “Trust Fund”), the assets of which will consist primarily of first lien, single family residential mortgage loans.

The Publicly-Offered Certificates have been registered by means of a Registration Statement of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”),

under File No. 333-100663 which Registration Statement was declared effective by the Securities and Exchange Commission on November 20, 2002 (such Registration Statement, as amended to the date hereof, herein called the “Registration Statement”). We have participated in the preparation of the Registration Statement with respect to the Publicly-Offered Certificates and the Prospectus dated October 31, 2002 (the “Base Prospectus”) and the related Prospectus Supplement dated November 20, 2002 (the “Prospectus Supplement”), which Base Prospectus and Prospectus Supplement will be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 under the Securities Act (the Base Prospectus and the Prospectus Supplement, collectively, the “Prospectus”).

In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement, the Prospectus and of such other instruments and documents as we have deemed necessary to review as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted as copies.

Based upon the foregoing and in reliance thereon, we are of the opinion that:

1.
The execution and delivery of the Pooling and Servicing Agreement and the incurrence of the obligations and the consummation of the transactions contemplated therein by the Company have been duly authorized by the Company by all necessary corporate action and the Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company.

2.
The Pooling and Servicing Agreement constitutes a legal, valid and binding agreement of each of the Company and First Horizon, enforceable against each of the Company and First Horizon in accordance with its terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent or preferential conveyance or other similar laws of general application affecting the rights of creditors generally and to general principles of equity and equitable remedies (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.
The creation and issuance of the Certificates has been duly authorized by all necessary corporate action of the Company and, assuming due authorization, execution and delivery of the Pooling and Servicing Agreement by the Trustee and First Horizon, when executed and countersigned by the Trustee in accordance with the terms of the Pooling and Servicing Agreement and delivered to (or as directed by) and paid for by FTBNA and UBS pursuant to the FTBNA Underwriting Agreement and the UBS Underwriting Agreement, respectively (in the case of the Publicly-Offered Certificates), and UBS pursuant to the Purchase Agreement (in the case of the Privately-Offered Certificates), the Certificates will be validly issued

EXH. 5.2-2

and outstanding and entitled to the benefits provided by the Pooling and Servicing Agreement.

In rendering the opinions set forth above, we have relied on (i) the opinion of even date herewith of Thacher, Proffitt & Wood, special counsel to the Trustee, that the Pooling and Servicing Agreement and the Certificates have been duly and validly authorized by all necessary corporate action on the part of the Trustee, have been duly and validly executed and delivered by the Trustee and constitute the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms and (ii) the opinion of even date herewith of special counsel to First Horizon that the Pooling and Servicing Agreement has been duly and validly authorized by all necessary corporate action on the part of First Horizon and has been duly and validly executed and delivered by First Horizon, and we are aware of no reason for which reliance thereon is not justified.

We express no opinion as to the laws of any jurisdiction other than the laws of the United States and the States of Texas and New York and the Delaware General Corporation Law.

The opinions expressed above are solely for your benefit and, without our prior consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any other person or entity. These opinions are delivered as of the date hereof and we disclaim any responsibility to update these opinions at any time following the date hereof.

We consent to the use and incorporation by reference of this opinion in the Registration Statement. In giving such consent we do not imply or admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ Andrews & Kurth L.L.P.

EXH. 5.2-3